 Magellan Gold Completes Phase Two Soil Sample Survey Which Includes a Highly Anomalous 2.6 ppm Gold Sample

June 21, 2012

FOR IMMEDIATE RELEASE

Reno, Nevada --    Magellan Gold Corporation (OTCBB – MAGE)  is pleased to announce results from its second phase soil geochemical survey completed over two target areas on its Secret Canyon Claims located approximately 30 miles northeast of Reno, Nevada in the North Olinghouse Mining District.   The Secret Canyon Claims consists of 70 unpatented claims (“the Secret Canyon Claims Lease”) covering approximately 1,301 acres surrounding nine patented claims (the “Cowles Option”) that covered an additional 160 acres.   A total of 217 soil samples were collected in May 2012 at 175 feet intervals.  The most significant results were obtained from an area located in the north central part of the property on the northern side of Big Mouth Canyon where several highly anomalous samples were collected including one sample consisting of 2.42 ppm gold.  The  phase two soil sample survey was an extension of Magellan Gold’s phase one survey which consisted of 85 soil samples collected in October 2011.

Below is a table summarizing the phase two soil survey results:

MAY 2012

217 Samples

Secret Canyon Claims Lease

Cowles Option

AU(ppm)

Samples > .2

4

0

Samples between .1 - .2

4

1

Samples between .05 - .1

5

4

Samples between .01 - .05

24

7

Samples less than .05

77

91

TOTAL SAMPLES

114

103

All soil samples were collected by North American Exploration, Inc. and delivered directly to ALS Minerals in Winnemucca, Nevada.     All analytical work was completed at ALS Minerals in Vancouver, British Columbia.

The soil survey results do not represent the existence of a mineral resource reportable under rules of disclosure adopted by the US Securities and Exchange Commission.

Based on these initial results, we believe the  Secret Canyon Claims Lease area is more prospective than  the Cowles Option area.  As a result, we did not exercise our right to lease the patented claims under the Cowles Option and our mineral rights applicable to these claims expired on June 15, 2012.  We still maintain our 70 unpatented claims held under the Secret Canyon Claims Lease with RKS Gold.   Once our consultants have completed our analysis of the results, more information will be released and future exploration plans, if warranted, will be presented.

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is a Nevada corporation engaged in the acquisition and exploration of precious metals mineral properties.  Magellan Gold has two primary exploration properties. The Company’s Secret Canyon Claims are comprised of a ten-year mining lease to explore, develop and conduct mining operations on 70 unpatented lode mining claims located in Washoe County, Nevada and the Company’s  Randall Claims consist of a ten-year mining lease to explore, develop and conduct mining operations on ten unpatented lode mining claims located in Churchill County, Nevada.

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation's periodic filings with the Securities and Exchange Commission.

Contact: John Power, President

                        707-884-3766